Exhibit 99.1

Petrogress, Inc. Announces Partnership with Deliman Oil to Expand Distribution Operations into Gas Stations in Ghana, Burkina Faso and Niger

Partnership with Deliman Oil Company Limited expands operations into Ghana and northern neighbor countries, generating enhanced revenue opportunity and strengthening position with direct distribution of petrochemical and lubricant products

NEW YORK, December 12, 2018 -- Petrogress, Inc. (OTC:PGAS) announces that its Petrogress Int’l, LLC (“PIL”) subsidiary has entered into a Partnership Agreement with Deliman Oil Company Limited, a Ghanaian corporation (“Deliman”) to jointly form and co-operate a Ghanaian corporation to be known as PG&D Fueling (“PG&D”) which will operate and manage gas/refueling stations in Ghana, Burkina Faso and Niger and associated storage and distribution operations. PG&D is expected to initially operate and manage sixty-five gas stations presently owned by Deliman in Ghana and Burkina Faso. The petrochemical products to be distributed through PG&D managed gas stations will be supplied by PIL affiliate company Petrogres Co. Limited, through its partnership with Platon Oil Refinery in Ghana. PIL also intends to increase the supply to the PG&D gas stations by providing more petrochemical products through independent oil suppliers in view of anticipated high demand. In addition to distribution of petrochemical supplies, PG&D will manage the blending of engine oil and other petroleum products under its brand name for distribution through the PG&D gas stations.

Deliman is the current owner and operator of sixty-five gas stations located in Ghana and Burkina Faso. Deliman also owns and operates fifty oil trucks. The Partnership Agreement anticipates that PIL and Deliman will contribute to the capital and own 35% and 50% of the equity interest in PG&D, respectively, while two minority partners will hold 5% and 10% of the equity interest, respectively. PG&D is expected to lease and take under its management more gas stations and facilitate the sales of petrochemical products and lubricants throughout West Africa through its controlled retail positions.

The Partnership Agreement has been executed and the partners expect to commence PG&D operations in January 2019.

“Our partnership with Deliman Oil is an excellent opportunity for Petrogress to expand its operations into and serve the West Africa market where the population is more than 300 million people. Our new business opportunities show our intention and efforts to establish Petrogress as a strong integrated oil company by providing upstream, midstream, downstream services and now participating directly in the retailing of our products. Our companies’ combined facilities, assets and services are not only expected to provide for enhanced revenue streams, but also ensure our future in this important international market,” stated Petrogress Chief Executive Officer, Christos P. Traios.

About Petrogress, Inc.

Petrogress, Inc. owns and operates a fleet of tankers from its base in the historic Port of Piraeus through a series of Marshall Islands subsidiaries.  Its principal and Chief Executive Officer, Christos P. Traios, has over 25 years of experience in operating and managing shipping operations from Greece.  Currently, the Company’s ships trade off the coast of West Africa, transporting its owned commodities of crude oil, distillates and refined products.  The company -through its affiliate Petrogres Co., Limited (PGL)- is also in partnership with Platon Ghana Oil Refinery Ltd. which engages in the processing crude of oil into refined products for further supply and sales to local customers in Ghana. The company is actively seeking expansion opportunities in oil reserves and exploration in West Africa, including in operating and developing natural gas production and transmission facilities along with LNG processing.

For more information, visit www.PetrogressInc.com

About PIL

Petrogress Int’l, LLC is a Delaware limited liability company and wholly owned subsidiary of Petrogress, Inc. PIL is an oil and gas trading company, experienced in international petro-products sales and maritime logistics services, with operations in the USA, Greece, Cyprus, and West Africa.

About Deliman

Deliman Oil Company Limited was registered and incorporated on 20th October, 2004 under the Companies Act, 1963 (Act 179) of Ghana. It is 100% Ghanaian owned. Its principal office is currently located at Room 208, Second Floor, Republic House Annex B, Tudu, Accra. DELIMAN represents the brand image and culture of the company and incorporates all the tenets of good corporate governance, innovation, efficiency, transparency, and attention to health, environment and safety. Deliman, through its chain of sixty-five gas stations, provides service and sales of gasoline, diesel, liquefied petroleum gas, kerosene and fuel.

Safe Harbor Statement

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, trends, analysis, and other information contained in this press release including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions of opinion, constitute forward-looking statements. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in Petrogress Inc.'s reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents Petrogress’ estimates as of the date of the press release, and subsequent events and developments may cause Petrogress’ estimates to change. Petrogress specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Petrogress’ estimates of its future financial performance as of any date subsequent to the date of this press release.

Company Contact
www.PetrogressInc.com
New York:  +1 (212) 893 1194 – Patricia Oppito

Piraeus: +30 (210) 418 3604 – Elefteria Vassi